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                                  EXHIBIT 23.1


                  CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS






The Board of Directors
Infowave Software, Inc.

We consent to the incorporation by reference in the registration statements (Nos. 333-113441, 333-112999, 333-75962, and 333-39582) on Form S-8 of Infowave
Software, Inc. of our report dated January 23, 2004, except as to note 3 which is as of March 31, 2004, with respect to the consolidated balance sheets of Infowave Software, Inc. as of December 31, 2003 and 2002, and the related consolidated statements of operations and deficit and cash flows for each of the years in the three-year period ended December 31, 2003, and all related financial statement schedules, which report appears in the December 31, 2003, annual report on Form 10-K of Infowave Software, Inc. Our report dated January 23, 2004, except as to note 3 which is as of March 31, 2004 contains additional comments by auditor for U.S. Readers on Canada -U.S. reporting differences which states that the consolidated financial statements are affected by conditions and events that cast substantial doubt on the Company's ability to continue as a going concern in the United States. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.



KPMG LLP (SIGNED)


Vancouver, Canada
March 31, 2004